JOHN HANCOCK INVESTMENT TRUST

601 Congress Street

Boston, MA  02210

John Hancock Funds, LLC

601 Congress Street

Boston, MA  02199

Ladies and Gentlemen:

            Pursuant to Section 14 of the Distribution Agreement dated as of December 22, 1994, as amended (the “Distribution Agreement”),  between John Hancock Investment Trust (the “Trust”) and John Hancock Broker Distribution Services, Inc., now known as John Hancock Funds, LLC, please be advised that the Trust has established three new series of its shares, namely, John Hancock Enduring Equity Fund, John Hancock Seaport Fund and John Hancock Small Cap Core Fund (the “Funds”), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Funds.

            Please indicate your acceptance of this responsibility by signing this letter as indicated below.

JOHN HANCOCK FUNDS, LLC                            JOHN HANCOCK INVESTMENT TRUST

By:   /s/ Jeffrey H. Long                                             /s/ Hugh McHaffie

         Jeffrey H. Long                                                 Hugh McHaffie

         Chief Financial Officer                                      President

Dated:  as of December 18, 2013